                                MERGER AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

                             TMCI ELECTRONICS, INC.

                         TMCI/TRINITY ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                             TMCI ELECTRONICS, INC.

                           TRINITY ELECTRONICS, INC.

                                      AND

                                PATRICK MCQUADE

                               TABLE OF CONTENTS
                                       TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

Article I. Definitions                                                        1
Article II. Agreement to Merge                                                5
Article III. Representations and Warranties of the Target
               and the Shareholder                                            9
Article IV. Representations and Warranties of the Acquiror                   17
Article V. Conditions Precedent to the Merger                                20
Article VI. Closing                                                          22
Article VII. Post-Merger Covenants                                           22
Article VIII. Survival; Indemnification                                      24
Article IX. Miscellaneous                                                    27

                             EXHIBITS AND SCHEDULES

Exhibit 2.2(a) - Articles of Incorporation of Subsidiary
Exhibit 2.2(b) - Bylaws of Subsidiary
Exhibit 2.3(b)(ii)A -TMCI Note to Patrick McQuade
Exhibit 2.3(b)(ii)B - Guaranty
Exhibit 2.3(b)(ii)C - Deed of Trust
Exhibit 2.3(b)(iv) - Escrow Agreement
Exhibit 3.8 - Unaudited Financial Statements
Exhibit 3.9 - Trinity Note to Patrick McQuade
Exhibit 3.17-1 - Leases
Exhibit 3.17-2 - Amendments to Leases
Exhibit 3.22 - Employee Benefit Plans
Exhibit 5.1(b) - Employment Agreement
Exhibit 5.1(e) - Consent of Spouse
Exhibit 5.1(f) - Opinion of Target's Counsel
Exhibit 5.2(d) - Opinion of Counsel to Acquiror
Exhibit 6.1(c)-1 - Executed Agreement of Merger
Exhibit 6.1(c)-2 - Executed Certificate of Approval of Agreement of Merger
Schedule 3.3 - Target's Debt
Schedule 3.5 - No Conflict
Schedule 3.10 - No Material Adverse Change
Schedule 3.12 - Material Contracts
Schedule 3.13 - Customers and Sales
Schedule 3.15 - Tangible Property
Schedule 3.17 - Real Property
Schedule 3.18 - Accounts Receivable
Schedule 3.19 - Insurance Policies

Schedule 3.21 - Litigation
Schedule 3.23 - Entire Business
Schedule 3.25 - Compliance with Laws
Schedule 4.9 - Acquiror Litigation

                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


         This Merger Agreement and Plan of Reorganization (this "Agreement"), is entered into effective October 1, 1997 (the "Effective Date"), by and among TMCI Electronics, Inc., a Delaware corporation (the "Acquiror"), the Acquiror's wholly-owned subsidiary TMCI/Trinity Acquisition Corp., a California corporation (the "Subsidiary"), Trinity Electronics, Inc., a California corporation (the "Target"), and Patrick McQuade (the "Shareholder") (collectively the "Parties").

                                   AGREEMENT

         The Parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

         "Acquiror" has the meaning specified in the first paragraph of this Agreement.

         "Acquiror's Basket Amount" has the meaning specified in Section 8.2.

         "Acquiror's Counsel" has the meaning specified in Section 5.1(f).

         "Act" has the meaning specified in Section 2.5(a).

         "Action or Proceeding" means any action, suit, proceeding, claim threatened, pending, or filed or arbitration by any Person or any investigation or audit by any Governmental or Regulatory Body.

         "Affiliate" with respect to any Person, means any other Person controlling, controlled by or under common control with such Person, except that the Acquiror and the Target shall not be deemed to be affiliates of each other after the Merger.

         "Agreement" means this Merger Agreement and Plan of Reorganization.

         "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or any child or sibling of such Person or such Person's spouse.

         "Benefits" has the meaning specified in Section 7.1(b)(ii).

         "best knowledge", "knowledge" or words to that effect shall mean, as to any Person, to the best knowledge of such Person after due inquiry and investigation with Target's personnel, accountants, and attorneys.

         "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts and other agreements, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "Business Day" means those days as defined in California Civil Code
Section 9.

         "Cash Payment"  has the meaning specified in Section 2.3(b)(i).

         "Claim Notice" has the meaning specified in Section 8.5(a).

         "Closing" has the meaning specified in Section 6.1.

         "Closing Date" has the meaning specified in Section 6.1.

         "Common Stock" has the meaning specified in Section 2.3(b)(ii).

         "Confidential Target Information" has the meaning specified in Section 7.1(a)(ii).

         "Contracts and other Agreements" means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other legally binding arrangements which pertain to the Target.

         "Delivery Date" has the meaning specified in Section 2.3(b)(iv).

         "Demotion" has the meaning specified in Section 2.3(b)(ii).

         "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has been in existence for ninety (90) days and can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. An individual shall not be considered permanently and totally disabled unless the individual furnishes proof of the existence of the disability in such form and manner and at such times as the Acquiror may reasonably require, provided, however, that the determination by the Acquiror that any individual has a Disability shall not be an acknowledgement by the Acquiror that the individual is "disabled" within the meaning of the Americans with Disabilities Act and the provision of benefits to a person who the Acquiror finds to have a disability for purposes of this agreement shall not in any way limit the ability of the Acquiror to contest or dispute that the individual is not "disabled" within the mean of the Americans with Disabilities Act.

         "document or other papers" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any Schedule to this Agreement) or exhibit (including any Exhibit to this Agreement).

         "Effective Date" has the meaning specified in the first paragraph of this Agreement.

         "Employment Agreement" has the meaning specified in Section 2.3(b)(v).

         "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "Escrow Agent" has the meaning specified in Section 2.3(b)(iv).

         "Escrow Agreement" has the meaning specified in Section 2.3(b)(iv).

         "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Governmental or Regulatory Body" means court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

         "Indemnified Party" has the meaning specified in Section 8.5.

         "Indemnifying Party" has the meaning specified in Section 8.5.

         "Inventory" has the meaning specified in Section 3.14

         "IRS" means the Internal Revenue Service.

         "JAMS" has the meaning specified in Section 9.15.

         "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

         "Liability" or "Liabilities" means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

         "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "Loss" or "Losses" has the meaning specified in Section 8.2.

         "Material Adverse Effect" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the assets, properties, business, operations, income, prospects or condition (financial or otherwise) of such Person or the transactions contemplated by this Agreement or
(ii) the ability of such Person to perform its obligations under this Agreement.

         "Material Contracts" has the meaning specified in Section 3.12.

         "Merger" has the meaning specified in Section 2.1.

         "Merger Date" has the meaning specified in Section 2.1.

         "Net Equity" has the meaning specified in Section 3.2(c).

         "Note Payment" has the meaning specified in Section 2.3(b)(ii).

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

         "Per-Share Value" has the meaning specified in Section 2.3(b)(iii).

         "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

         "Promissory Note" has the meaning specified in Section 2.3(b)(iv).

         "Purchase Price" has the meaning specified in Section 2.2.

         "Relocation" has the meaning specified in Section 2.3(b)(iii).

         "Restrictive Covenants" has the meaning specified in Section 7.1(b).

         "Rule 144 Date" has the meaning specified in Section 2.6.

         "Shareholder" has the meaning specified in the first paragraph of this Agreement.

         "Shareholder's Basket Amount" has the meaning specified in Section 8.2.

         "Shares" has the meaning specified in Section 3.2(a).

         "Subsidiary" has the meaning specified in the first paragraph of this Agreement.

         "Surviving Corporation" has the meaning specified in Section 2.1.

         "Tangible Property" has the meaning specified in Section 3.15.

         "Target" has the meaning specified in the first paragraph of this Agreement.

         "Target's Counsel" has the meaning specified in Section 5.1(e).

         "Target's Debt" has the meaning specified in Section 3.3.

         "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Target) or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

         "Unaudited Financial Statements" has the meaning specified in Section 3.8.

                                   ARTICLE II

                               AGREEMENT TO MERGE

         2.1 Agreement to Merge. On or before December 22, 1997 (the "Merger Date"), a merger (the "Merger") will take place whereby the Target will merge with and into the Subsidiary, and the Subsidiary will be the surviving corporation. (The term "Surviving Corporation" appearing in this Agreement denotes the Subsidiary after consummation of the Merger.) The Surviving Corporation will succeed to all of the Target's rights, assets, liabilities, and obligations in accordance with the California General Corporation Law. It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing, the Surviving Corporation shall be responsible for all income taxes of Target and/or Shareholder on earnings of the Target that accrued on or after the Effective Date.

         2.2 Governance of the Surviving Corporation. On the Merger Date:

              (a) Articles of Incorporation. The Articles of Incorporation of the Subsidiary in the form attached hereto as Exhibit 2.2(a) will be the Articles of Incorporation of the Surviving Corporation. From and after the Merger Date, said Articles of Incorporation, as they may be amended from time to time as provided by law, will be, and may be separately certified as, the Articles of Incorporation of the Surviving Corporation.

              (b) Bylaws. The Bylaws of the Subsidiary attached hereto as
Exhibit 2.2(b) will be the Bylaws of the Surviving Corporation until they are thereafter duly altered, amended, or repealed.

              (c) Directors and Officers. The directors of the Subsidiary on the Merger Date will be the directors of the Surviving Corporation. They will hold office until their successors have been elected and qualified. The officers of the Target on the Merger Date will be the officers of the Surviving Corporation. Each will hold office subject to the Bylaws and the pleasure of the directors of the Surviving Corporation.

         2.3 Conversion of Shares. On the Merger Date:

              (a) Each share of the Subsidiary's common stock issued and outstanding immediately before the Merger Date will be converted into one share of common stock of the Surviving Corporation.

              (b) Each share of the Target's common stock issued and outstanding immediately before the Merger Date will by virtue of the merger and without action on the part of the Shareholder be converted into the right to receive from and to be paid by the Acquiror the following amounts divided equally among the outstanding shares of the Target:

                   (i) Cash Payment. The amount of one million dollars ($1,000,000) (the "Cash Payment").

                   (ii) Note Payment. The amount of one million dollars ($1,000,000) evidenced by a note in the form attached as Exhibit 2.3(b)(ii)(A) hereto (the "Note Payment"). The Note Payment will be guaranteed by Rolando Loera pursuant to the guarantee attached as Exhibit 2.3(b)(ii)(B). The guarantee will be secured as set forth in the Deed of Trust attached hereto as
Exhibit 2.3(b)(ii)(C).

                   (iii) Shares of Acquiror's Common Stock. Shares of the Acquiror's common stock equal to two million dollars ($2,000,000) computed as follows: that number of shares of the Acquiror's common stock determined by dividing the agreed per-share value of Acquiror's common stock into two million dollars ($2,000,000) (the "Common Stock"). The agreed per-share value of the Common Stock shall be the average of the closing prices of the Common Stock listed in The Wall Street Journal for the ten (10) trading days ending immediately prior to September 4, 1997 (the "Per-Share Value"). The number of shares of Acquiror's Common Stock that are to be issued shall be reduced by the adjustment, if any, described in Section 8.2 hereof that is to be made if Net Equity is less than Two Hundred Ninety Five Thousand Dollars ($295,000).

                   (iv) Common Stock Holdback. As security for the Target's and the Shareholder's representations and warranties set forth in Article III and the Target's and the Shareholder's indemnities set forth in Article VIII, but without limitation of their liabilities under those articles, the Acquiror shall retain, and transfer the Common Stock to an escrow agent of the Acquiror's choosing (the "Escrow Agent") pursuant to the Escrow Agreement (the "Escrow Agreement") attached hereto as Exhibit 2.3(b)(iv). The Common Stock held in escrow shall be delivered to the Shareholder as follows: thirty-five percent (35%) of the Common Stock shall be delivered on the day one (1) year after the Merger Date, an additional twenty-five percent (25%) of the Common Stock shall be delivered on the day two (2) years after the Merger Date, an additional twenty-five percent (25%) of the Common Stock shall be delivered on the day three (3) years after the Merger Date, and the remaining fifteen percent (15%) of the Common Stock shall be delivered on the day four (4) years after the Merger Date (each such date hereinafter being referred to as a "Delivery Date"). The Shareholder shall have full voting, dividend and other distribution rights for the Common Stock when it is in escrow. The Common Stock so held in escrow shall be subject to the following reduction in the number of shares: if the Target or the Shareholder become liable to the Acquiror in any amount under Article III or Article VIII, the amount of Common Stock to be delivered shall be reduced by that number of shares determined by dividing the Per-Share Value into the aggregate amount that the Target and the Shareholder are obligated to indemnify the Acquiror Excluding any Common Stock subject to the reduction provided for in the preceding sentence, the Acquiror shall reimburse the Shareholder for any difference between the market value of Common Stock on the Merger Date, as determined by multiplying the number of shares of Common Stock issued on the Merger Date by the Per-Share Value, and the market value of the Common Stock to be delivered on any Delivery Date under this Section 2.3(b)(iv) or 2.3(b)2(v), as determined by multiplying the number of shares of Common Stock issued on the Merger Date by the average of the closing prices of the Acquiror's common stock listed in The Wall Street Journal for the ten (10) trading days immediately prior to any Delivery Date, such reimbursement to be made in the form of a promissory note (the "Promissory Note") in the principal amount of such difference, bearing ten percent (10%) interest per annum, payable in equal monthly installments of principal and interest for a term of five (5) year period commencing on the Delivery Date, or alternatively, at the sole and absolute discretion of the Acquiror, such reimbursement may be made in the form of that number of shares of the Acquiror's common stock equal to the amount of such difference as determined by dividing the amount of such difference by the average of the closing prices of the Acquiror's common stock listed in The Wall Street Journal for the ten (10) trading days ending three (3) days immediately prior to the Delivery Date, such amount to be rounded to the nearest whole number.

                   (v) Forfeiture of Common Stock Upon Cessation of Employment of the Shareholder. If the Shareholder's employment, as set forth in the Employment Agreement, of equal date hereto, by and between the Shareholder and the Surviving Corporation (the "Employment Agreement"), by the Surviving Corporation is terminated for cause or malfeasance as defined in Section 9.1 of the Employment Agreement, or voluntarily at the Shareholder's election, within four (4) years of the Merger Date, any Common Stock that has not been delivered from escrow as set forth in Section 2.3(c)(iii) above shall be forfeited; provided, however, that (1) in the event of the death of the Shareholder, the Common Stock in Escrow shall not be forfeited and the Aquiror shall promptly deliver to the estate of the deceased Shareholder all of the Shares then held in escrow; and (2) in the event of any Disability of the Shareholder, one half of the shares of Common Stock in Escrow shall not be forfeited and the Acquiror shall promptly deliver to the Shareholder one half of the Shares then held in escrow and the remaining Shares held in escrow shall be forfeited. For the purposes of the preceding sentence voluntary termination shall not include termination, at the Shareholder's election as a result of (1) a relocation related to the Shareholder's employment with the Surviving Corporation requiring a change of the principal place of business at which the Shareholder performs substantially all of his services outside of the California counties of San Mateo, Santa Clara, Santa Cruz or the southern part of Contra Costa, for a period lasting more than ninety (90) consecutive days (a "Relocation"); or
(2) a material reduction of the Shareholder's duties as an officer of the Surviving Corporation or other material change in the principal nature of the Shareholder's roles in serving as the chief executive officer and general manager of the Target, not otherwise consented to by the Shareholder (a "Demotion"). If the Shareholder's employment by the Surviving Corporation is terminated without cause, or as a result of a Relocation, or a Demotion, the Common Stock will be delivered promptly to the Shareholder. Each of the dates upon which shares of Common Stock are to be delivered to the Shareholder under this Section 2.3(b)(v) is also referred to herein as a "Delivery Date".

         2.4 Revenues and Expenses; Effective Date. All revenues received by the Target and all expenses incurred by the Target after the Effective Date, will be assigned to the Surviving Corporation and shall be allocated to the Surviving Corporation for all purposes, including federal and state taxation.

         2.5 Registration Rights.

              (a) Notice of Registration. If, but without any obligation to do so, the Acquiror proposes to register any of its stock or other securities under the Securities Act of 1933, as amended (the "Act") in connection with the public offering of such securities solely for cash, other than (i) a registration relating solely to the sale of securities to employees of the Acquiror or any Affiliate of the Acquiror pursuant to a stock option, stock purchase, or similar plan, (ii) a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Common Stock, or (iii) a registration relating solely to U.S. Securities and Exchange Commission Rule 145, the Acquiror shall each such time,

                   (1) promptly give the Shareholder written notice of the registration; and

                   (2) include in the registration and in any underwriting involved therein any of the Common Stock specified in a written request or requests of the Shareholder made within thirty (30) days after the written notice was given by the Acquiror to the Shareholder.

              (b) Underwriting Requirements. If the registration of which the Acquiror gives notice pursuant to Section 2.5(a) above is for a registered public offering involving an underwriting, the Acquiror shall so advise the Shareholder as part of the written notice. In connection with any offering involving an underwriting of shares initiated by the Acquiror or by other shareholders of the Acquiror having registration rights, the Acquiror shall not be required under Section 2.5(a) to include any of the Common Stock in the underwriting unless the Shareholder accepts the terms of the underwriting as agreed upon between the Acquiror and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Acquiror or the Acquiror's shareholders demanding such registration, subject to apportionment among selling shareholders as provided in the final sentence of this Section 2.5(b). If the total amount of securities that all shareholders of the Acquiror request to be included in such offering, when combined with the securities being offered by the Acquiror or the Acquiror's shareholders demanding such registration, exceeds the amount of securities that the underwriters reasonably believe will not jeopardize the success of the offering, then the amount of shares to be sold by each selling shareholders shall be allocated, as nearly as is practicable, to each selling shareholder in proportion to the amount of Common Stock held by each selling shareholder at the time of the filing of the Registration Statement. The securities so included pursuant to piggyback registration rights shall be apportioned among the selling shareholders, including the Shareholder, according to the total number of securities which each selling shareholder shall have elected to include in the registration or in such other proportions as shall mutually be agreed to by the selling shareholders.

         2.6 Guaranty of Per-Share Value. The Acquiror shall reimburse the Shareholder for any difference between the market value of Common Stock on the Merger Date, as determined by multiplying the number of shares of Common Stock issued on the Merger Date by the Per-Share Value, and the market value of the Common Stock on the date on which any of the Common Stock becomes freely tradable without restriction under Rule 144 promulgated under the Act (the "Rule 144 Date"), as determined by multiplying the number of shares of Common Stock issued on the Merger Date by the average of the closing prices of the Acquiror's common stock listed in The Wall Street Journal for the ten (10) trading days immediately prior to any Rule 144 Date, such reimbursement to be made in the form of a promissory note (the "Promissory Note") in the principal amount of such difference, bearing ten percent (10%) interest per annum, payable in equal monthly payments of principal and interest over a five (5) year period commencing on any Rule 144 Date, or alternatively, at the sole and absolute discretion of the Acquiror, such reimbursement may be made in the form of that number of shares of the Acquiror's common stock equal to the amount of such difference as determined by dividing the amount of such difference by the average of the closing prices of the Acquiror's common stock listed in The Wall Street Journal for the ten (10) trading days ending three
(3) days immediately prior to any Rule 144 Date, such amount to be rounded to the nearest whole number.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE TARGET AND THE
                                  SHAREHOLDERS

         The Target and the Shareholder, jointly and severally, represent and warrant to the Acquiror and the Subsidiary with the knowledge that the Acquiror and the Subsidiary are relying on such representations and warranties in entering into this Agreement, and that the statements contained in this Article III are true, complete, and correct as of the date of this Agreement.

         3.1 Organization and Qualification. The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to (a) enter into this Agreement and to perform its obligations hereunder, (b) own, lease and operate its properties and assets used by the Target as they are now owned, leased and operated and (c) carry on its business as now presently conducted. The Target is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect after the Effective Date.

         3.2 Stock of Target.

              (a) Capital Structure. The authorized capital stock of the Target consists solely of one hundred thousand (100,000) shares of common stock no par value, of which only fifteen thousand (15,000) shares (the "Shares") are issued and outstanding. All the Shares are validly issued, fully paid, and nonassessable, and such shares have been issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible equity or debt, or other agreements or commitments obligating the Target to issue or to transfer from treasury any additional shares of its capital stock of any class.

              (b) Title to Shares. The Shareholder is the sole owner, beneficially and of record, of all right, title, and interest to the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions. The Shareholder has full power to transfer the Shares to the Acquiror without obtaining the consent or approval of any other person or governmental authority.

              (c) Net Equity. Net Equity (as defined in the last sentence of this subsection) shall be at least two hundred ninety-five thousand dollars ($295,000), excluding the distributions of retained earnings and amounts to be used for payment of income taxes described in Section 3.9 below. Net Equity shall be computed in a manner consistent with the Target's Unaudited Financial Statements, attached hereto as Exhibit 3.8. Net Equity shall be defined as the book value of the total assets (exclusive of good will), less total liabilities.

         3.3 Target's Debt. The Target's indebtedness from borrowing is set forth on Schedule 3.3 (the "Target Debt"). The Target has no other indebtedness from borrowing except as set forth on Schedule 3.3.

         3.4 Validity and Execution of Agreement. The Target and the Shareholder have the full legal right, capacity and power (and the Target has all requisite corporate authority and approval) required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder. This Agreement constitutes the valid and binding obligation of the Target and the Shareholder and is enforceable against them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity.

         3.5 No Conflict. Except as set forth on Schedule 3.5, neither the execution and delivery of this Agreement by the Target and the Shareholder nor the performance by the Target and the Shareholder of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of any agreement to which the Target, or the Shareholder, are a party; (b) except as would not have a Material Adverse Effect after the Effective Date on the Target, the Acquiror, or the Subsidiary, violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any lien in or upon any of the Target's assets or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Target or the Shareholder is a party or by which its or any of its properties or assets may be bound or affected; or (c) except as would not have a Material Adverse Effect after the Effective Date on the Target, or the Acquiror, violate or conflict with any provision of any Law or Order applicable to the Target or the Shareholder or require any consent or approval of or filing or notice with any Governmental or Regulatory Body.

         3.6 Books and Records. The Records of the Target as supplied to the Acquiror and the Subsidiary are true, complete, and correct in all material respects.

         3.7 Certificate of Incorporation and Bylaws. The Target has heretofore delivered to Acquiror true, correct, complete and current copies of its Articles of Incorporation and Bylaws or similar governing documents of the Target as in full force and effect on the date hereof.

         3.8 Unaudited Financial Statements. The unaudited financial statements (the "Unaudited Financial Statements") of the Target dated September 30, 1997, attached hereto as Exhibit 3.8 were prepared in accordance with GAAP and GAAS consistently applied for the periods covered thereby. Subject to Section 3.14, inventory is accurately reflected on the Financial Statements. The Unaudited Financial Statements as a whole accurately reflect the financial condition of the Target as of September 30, 1997.

         3.9 No Dividends. The Target has not declared, set aside, or paid any dividend or made any distribution in respect to the Shares within the one hundred eighty (180) days preceding the Effective Date, other than the distribution of the amount of four hundred forty-one thousand dollars ($441,000) reflected as retained earnings on the Target's Unaudited Financial Statements and a note for Two Hundred Ninety Thousand Dollars ($290,000) for payment of income taxes on earnings of the Target accrued through September 30, 1997, a copy of which is attached hereto as Exhibit 3.9.

         3.10 No Material Adverse Change. Except as set forth on Schedule 3.10, since the date of the Unaudited Financial Statements there has been no material adverse change in the assets, properties, business, operations, income or condition (financial or otherwise) of the Target, nor is any such change threatened, nor has there been any damage, destruction or loss which could have a Material Adverse Effect after the Effective Date on the Target, the Acquiror, or the Surviving Corporation, whether or not covered by insurance.

         3.11 Absence of Undisclosed Liabilities. To the best of the Target's knowledge, and to the best of the Shareholder's knowledge, the Target has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Target's balance sheet included in the Unaudited Financial Statements, except for (1) all debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate and (2) those that are not required by generally accepted accounting principles to be included in a balance sheet.

         3.12 Contracts and Other Agreements. True, complete, and correct copies of all contracts, the termination of which, in any manner whatsoever, could have a Material Adverse Effect on the operations of the Target (the "Material Contracts") have been delivered to the Acquiror except as indicated in Schedule 3.12. A list of all Material Contracts are attached hereto as
Schedule 3.12. All of the Material Contracts are valid, subsisting, in full force and effect and binding in accordance with their terms upon the Target and the Target has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the best of the Target's knowledge and to the best of the Shareholder's knowledge, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as separately identified on Schedule 3.12, no approval or consent of any Person is needed for the Material Contracts to continue to be in full force and effect, and all rights thereunder remain unaltered. To the best of the Target's knowledge and to the best of the Shareholder's knowledge, the Target is not a party to any employment or consulting agreements.

         3.13 Customers and Sales. Schedule 3.13 is a correct and current list of all customers of the Target together with summaries of the sales made to each customer during the most recent calendar year. Except as indicated on
Schedule 3.13, to the best of the Target's knowledge, and to the best of the Shareholder's knowledge, without inquiry of the Target's customers, none of the Target's customers intend to cease doing business with the Target or materially alter the amount of the business they are presently doing with the Target.

         3.14 Inventory. Except for inventory costing in the aggregate no more than ten thousand dollars ($10,000), the inventories of raw materials, work in process, and finished goods (the "Inventory") as reflected on the Unaudited Financial Statements, consist of items of a quality and quantity usable and salable in the ordinary course of business by the Target. All items included in the inventories are the property of the Target, except for sales made in the ordinary course of business since the date of the balance sheet; for each of these sales, either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Target. No items included in the inventories have been pledged as collateral or are held by the Target on consignment from others. The inventories shown on all the balance sheets included in the Unaudited Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding 12 months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value.

         3.15 Tangible Property. Schedule 3.15 sets forth a true, complete, correct and current list of all categories of tangible personal property (other than Inventory and cash), including, without limitation, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other similar tangible property, in each case owned or leased by the Target and material to the Target (collective, the "Tangible Property") together with a description of all leases or subleases of Tangible Property to which the Target is the lessor, sublessor, lessee or sublessee and all options to purchase or sell the underlying property. To the best of Target and Shareholder's knowledge, the Tangible Property is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         3.16 Intellectual Property. No patents, trademarks, or copyrights are necessary for the conduct of the Target's business. No litigation is pending or threatened, that challenges the Target's right to conduct its business without such patents, trademarks, or copyrights, and no valid grounds exist for any such claim.

         3.17 Real Property - Description. Schedule 3.17 to this Agreement is a true, complete and correct legal description of each parcel of real property leased to the Target. Schedule 3.17 contains a description of all buildings, fixtures and other improvements located on the properties and a list of the insurance policies issued to the Target for these properties. All the leases listed in Schedule 3.17 are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of these leases. Attached as Exhibit 3.17-1 to this Agreement are copies of all leases for each parcel of real property leased to the Target. Attached as Exhibit 3.17-2 to this Agreement are copies of all amendments to leases for each parcel of real property leased to the Target.

         3.18 Accounts Receivable. Schedule 3.18 is a complete and accurate schedule of the accounts receivable of the Target as reflected on the Unaudited Financial Statements. These accounts receivable, and all accounts receivable of the Target were created after that date and arose from valid sales in the ordinary course of business. These accounts have been collected in full since that date, or are collectible at their full amount, except for bad debt not to exceed five thousand dollars ($5,000).

         3.19 Insurance Policies. Schedule 3.19 is a description of all insurance policies held by the Target concerning its businesses and properties. All these policies are in the respective principal amounts set forth in
Schedule 3.19. The Target has maintained and now maintains (1) insurance on all its assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (2) to the best of the Target's and Shareholder's knowledge, adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. The Target is not in default with respect to payment of premiums on any such policy. Except as set forth in Schedule 3.19, no claim is pending under any such policy.

         3.20 Tax Matters. All Tax Returns required to be filed with respect to the Target have been timely filed and all such Tax Returns were correct and complete in all respects. The Target has timely paid to the appropriate tax authorities all Taxes due or claimed to be due from it by any Tax authority. No adjustment relating to any Tax Return required to be filed with respect to the Target has been proposed formally or informally by any Tax authority, and no basis exists for any such adjustment. The Target is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes upon assets or properties of the Target. There is no examination or proceeding pending or threatened by any tax authority relating to the determination, assessment or collection of, or any delinquencies in filing related to any Taxes of the Target. Notwithstanding anything contained herein to the contrary contained herein, the Target shall not be deemed to be in breach of this Section 3.20 if the breach of any of the statements contained in this Section 3.20 does not have a Material Adverse Effect after the Effective Date upon the Target, the Acquiror, or the Surviving Corporation. The Target holds a valid California resale certificate.

         3.21 Litigation. To the best of the Target's knowledge and to the best of the Shareholder's knowledge, except as set forth on Schedule 3.21, there are no outstanding Orders by which the Target, or any of its securities, assets, properties or businesses, or the Shareholder, are bound.

Except as set forth on Schedule 3.21, there is no Action or Proceeding threatened, pending, or filed (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Target or any of its assets, properties or businesses, or the Shareholder, which, if adversely decided, would have a Material Adverse Effect after the Effective Date on the Target, the Acquiror, or Surviving Corporation, nor are there any facts which are likely to give rise to any such Action or Proceeding, which, if adversely decided, would have a Material Adverse Effect after the Merger on the Surviving Corporation or the Acquiror.

         3.22 ERISA. Except as disclosed on Exhibit 3.22, the Target has no "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the Internal Revenue Code of 1986, as amended. As a result of the transactions contemplated by this Agreement, the Acquiror shall have no liability with respect to any employee pursuant to any employee benefit plan.

         3.23 Entire Business. The Merger of the Target with and into the Surviving Corporation pursuant to this Agreement will convey to the Surviving Corporation the Target's entire business and all of the tangible and intangible property used by the Target (whether owned, leased or held under license by the Target, by any of the Target's Affiliates, Associates or by others, including, without limitation, any of the assets of the Target) in connection with the conduct of its business as heretofore conducted by the Target except for changes in the ordinary course of business between the Effective Date and the date of the Merger and the distributions discussed in Section 3.9. Except as disclosed in Schedule 3.23, there are no material facilities, services, assets or properties shared with any other Person which are used or useful to the Target. There are no material facilities, services, assets or properties owned by the Target or any third party that will not be conveyed at the Closing by the execution of this Agreement, other than the retained earnings distributed by the Target to the Shareholder as described in Section 3.9 above.

         3.24 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Target directly with Acquiror without the intervention of any person on behalf of the Target in such manner as to give rise to any valid claim by any Person against Acquiror for a finder's fee, brokerage commission, or similar payment. Any brokers or finders retained by the Target shall be entitled to a fee only upon completion of the transactions contemplated by this Agreement. The Target agrees that it shall be solely responsible to pay the fees and costs of any broker or finder which it has retained.

         3.25 Compliance with Laws. To the best of the Target's knowledge, and to the best of the Shareholder's knowledge, except as set forth in Schedule 3.25, the Target (a) is in compliance with all, and not in violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law or Order to which the Target is subject and (b) has not failed to obtain or to adhere to the requirements of any governmental permit, license, registration and other governmental consent or authorization necessary in connection with the Target's business, which failure would have a Material Adverse Effect after the Effective Date on the Target, the Acquiror, or the Surviving Corporation. The Target has advised the Acquiror in writing of any proposed health or other law, rule or regulation which could reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or the Acquiror on or which could reasonably be expected to require substantial new capital investments by the Acquiror in the Surviving Corporation.

         3.26 Environmental, Health and Safety Laws.

              (a) Each of the Target, and it's predecessors and Affiliates has complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Target, and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health and Safety Laws.

              (b) None of the Target or its Affiliates has any Liability (and none of the Target, and its respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the Target and its Affiliates giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

              (c) All properties and equipment used in the business of the Target, and its predecessors and Affiliates have been and are free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

              (d) Notwithstanding anything contained herein to the contrary, the Target shall not be deemed to be in breach of this Section 3.26 if the breach of any of the representations and warranties contained in Section 3.26(a), (b) and (c) does not have a Material Adverse Effect after the Merger upon the Surviving Corporation or the Acquiror.

         3.27 Restrictions on Common Stock; Investment Representations. The Common Stock has not been qualified under the California Corporate Securities Law of 1968, as amended (the "Blue Sky Law"), and has not been registered under the federal Securities Act of 1933, as amended (the "Securities Act"), and when issued to the Shareholder, will constitute "restricted securities" as that term is defined in Rule 144, as promulgated under the Securities Act, and as such may not be transferred except pursuant to an effective registration statement filed under the Securities Act, or pursuant to a valid exemption from the registration requirements of the Securities Act. The following legend shall be placed upon the certificate or certificates representing the Common Stock:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SHARES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AS AMENDED, OR THE LAW OF ANY OTHER STATE OR NATION (THE "LAWS"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND CONSTITUTE RESTRICTED SECURITIES FOR PURPOSES OF RULE 144. THE SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND QUALIFIED UNDER THE LAWS, OR IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THE SHARES, SUCH OFFER, SALE, TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT, THE LAWS, OR BOTH, AS THE CASE MAY BE. THE SHARES ARE SUBJECT TO RESTRICTION ON TRANSFER AND FORFEITURE PURSUANT TO A MERGER AGREEMENT AND PLAN OF REORGANIZATION, EFFECTIVE OCTOBER 1, 1997.

The Acquiror may place a "stop transfer order" regarding the Common Stock with its transfer agent as appropriate to comply with the requirements of this
Section 3.27. The Acquiror has no obligation, whatsoever, to register the Common Stock under the Securities Act and has no present intention to so register the Common Stock.

         The Common Stock is being acquired by the Shareholder for investment purposes only, solely for his own account, and without any present intention of participating directly or indirectly in the distribution or resale of all or any portion of the Common Stock then being acquired. The Shareholder has had the opportunity to review and discuss with the Acquiror the documents provided by the Acquiror pursuant to Section 3.28 below and has had the opportunity to ask questions and make inquiries of representatives of the Acquiror regarding the Acquiror's financial condition, assets and operations, and any material changes in the Acquiror's affairs that are not disclosed in the documents delivered pursuant to Section 3.28, and the Shareholder has received satisfactory answers to such questions and inquiries. The Shareholder is relying solely upon such review, investigations, and answers in making his decision to invest in the Acquiror and represents he has thereby acquired all of the information he believes necessary to make an informed decision to so invest. The Shareholder has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of investing in the Shareholder and of protecting the Shareholder's own interest in connection with the sale and purchase of the Common Stock. The Shareholder is acquiring the Common Stock for the Shareholder's own account and not with a view to or for sale in connection with any distribution of the Common Stock. The offer and sale of the Common Stock was not accomplished by the publication of any advertisement.

         3.28 Financial Information. The Shareholder acknowledges that the Acquiror has delivered to him its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997. The Shareholder has had the opportunity to review and discuss the above-referenced documents with the Acquiror and has had the opportunity to ask questions and make inquiries of representatives of the Acquiror regarding the Acquiror's financial condition, assets and operations, and any material changes in the Acquiror's affairs that are not disclosed in the documents delivered pursuant to this section, and the Shareholder has received satisfactory answers to such questions and inquiries. The Shareholder ac knowledges that he is relying solely upon such review, investigations, and answers in making his decision to invest in the Acquiror and represents he has thereby acquired all of the information he believes is necessary to make an informed decision to so invest. The Shareholder hereby further represents that he has such knowledge and experience in business and financial matters that he is capable of evaluating the merits and risks of investing in the Acquiror and of protecting his own interest in connection with the sale and purchase of the Common Stock.

         3.29 Residency. The Shareholder represents that he is a resident of the State of California or is otherwise not a resident or citizen of the United States.

         3.30 Disclosure. None of the representations, warranties or covenants contained in this Agreement, nor in any Schedule or Exhibit hereto contains or will contain an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND THE SUBSIDIARY

         The Acquiror and the Subsidiary represent and warrant to the Target and the Shareholder with knowledge that the Target and the Shareholder are relying upon such representations and warranties in entering into this Agreement, and that the statements contained in this Article IV are true, complete, and correct as of the date of this Agreement.

         4.1 Organization of the Acquiror and the Subsidiary. The Acquiror is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to (a) enter into this Agreement and to perform its obligations hereunder, (b) own, lease and operate its properties and assets as they are now owned, leased and operated and (c) carry on its business as now conducted. The Subsidiary is a corporation duly organized and validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to (a) enter into this Agreement and to perform its obligations hereunder, (b) own, lease and operate its properties and assets as they are now owned, leased and operated and (c) carry on its business as now conducted.

         4.2 Validity and Execution of Agreement. The Acquiror and the Subsidiary have the full legal right, capacity and power and have all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder. The boards of directors of the Acquiror and the Subsidiary have approved the transactions contemplated pursuant to this Agreement and each of the other documents contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of the Acquiror and the Subsidiary, enforceable against each in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity.

         4.3 No Conflict. Neither the execution and delivery of this Agreement by the Acquiror and the Subsidiary nor the performance by the Acquiror and the Subsidiary of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or Bylaws of the Acquiror, or the Articles of Incorporation or Bylaws of the Subsidiary, (b) violate or conflict with any provisions of any Law or Order applicable to the Acquiror or the Subsidiary; or (c) require any consent or approval by or filing or notice with any Governmental or Regulatory Body.

         4.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Acquiror and the Subsidiary directly with the Target without the intervention of any Person on behalf of the Acquiror and the Subsidiary in such manner as to give rise to any valid claim by any Person against the Target for a finder's fee, brokerage commission or similar payment, except to Greg Carpenter d.b.a. California Business Opportunities. All amounts so payable shall be paid by the Acquiror or the Subsidiary.

         4.5 Articles of Incorporation and Bylaws. The Acquiror has heretofore delivered to the Target and the Shareholder true, complete, and correct copies of its Certificate of Incorporation and Bylaws as in full force and effect on the date hereof. The Subsidiary has heretofore delivered to the Target and the Shareholder true, complete, and correct copies of its Articles of Incorporation and Bylaws as in full force and effect on the date hereof.

         4.6 Delivery of Documents. The Acquiror has delivered to the Shareholder its true, complete, and correct Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and its quarterly report on Form 10-QSB for the quarter ended June 30, 1997. Each of these documents contains the information required to be included therein by applicable law and as to such required information do not contain any untrue statements of material fact or omit a material fact necessary to make the statements contained thereof not misleading. Each audited and unaudited financial statement (and the notes relating thereto) contained in such reports was prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein) and fairly presents the consolidated financial condition of Acquiror and its subsidiaries as of the respective date thereof and the related consolidated results of operations, stockholders' equity, and cash flows or changes in financial position, as applicable, of the Acquiror and its subsidiaries for and during the respective period covered thereby.

         4.7 Consents and Approvals. Except for Form 8-K, no consent approval or authorization of, or declaration, filing or registration with, any third party, including any governmental or regulatory authority, United States or foreign, is required in connection with the execution, delivery and performance of this Agreement by the Acquiror and the Subsidiary.

         4.8 Absence of Certain Changes or Events. Since the date of the Form 10-KSB for the fiscal quarter ended June 30, 1997, to the Acquiror's knowledge, there has been no material adverse change in the assets, properties, business, operations, income or condition (financial or otherwise) of the Acquiror nor is any such change threatened, nor has there been any damage, destruction or loss which could have a Material Adverse Effect after the Effective Date on the Acquiror, whether or not covered by insurance. The Acquiror has not (i) declared any dividend or made any payment or other distribution with respect to its shares of capital stock, (ii) acquired or disposed of any shares of its capital stock or granted any options, warrants or other rights to acquire or convert any obligation into any shares of its capital stock, (iii) sold, assigned, transferred, conveyed or otherwise disposed of, or agreed to sell or dispose of, a substantial portion of its assets, except for sales of inventory in the ordinary course of business, (iv) entered into any transaction of merger or consolidation with any other entity, or (v) agreed or entered into any commitment to take any of the above actions.

         4.9 Litigation. Except as set forth on Schedule 4.9, there are no outstanding Orders by which the Acquiror, or any of its securities, assets, properties or businesses are bound. Except as set forth on Schedule 4.9, there is no Action or Proceeding pending or, to the knowledge of the Acquiror threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Acquiror or any of its assets, properties or businesses, which if adversely decided would have a Material Adverse Effect after the Effective Date on the Target, the Acquiror, or the Surviving Corporation, nor are there any facts which are likely to give rise to any such Action or Proceeding which if adversely decided, would have a Material Adverse Effect after the Merger on the Acquiror or the Surviving Corporation.

         4.10 Status of Common Stock. The Common Stock when issued in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable and free of liens, encumbrances or preemptive rights except as contained in the Certificate of Incorporation or Bylaws of Acquiror; provided, however, that the Common Stock may be subject to restrictions on transfer under state and/or federal securities laws.

         4.11 Disclosure. None of the representations, warranties or covenants contained in this Agreement, nor in any Schedule or Exhibit hereto made by the Acquiror or the Subsidiary, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading up to the date of the Closing.

                                   ARTICLE V

                       CONDITIONS PRECEDENT TO THE MERGER

         5.1 Conditions Precedent to the Obligations of the Acquiror and the Subsidiary to Complete the Merger. The obligations of the Acquiror and the Subsidiary to enter into and complete the Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by the Acquiror or the Subsidiary:

              Net Equity. Net Equity on the Effective Date shall not be less than two hundred ninety-five thousand dollars ($295,000), computed in a manner consistent with the Target's Unaudited Financial Statements.

              Employment Agreement. The Shareholder shall have entered into the employment agreement attached hereto as Exhibit 5.1(b).

              Representations, Warranties, and Covenants. The representations and warranties of the Target and the Shareholder contained in this Agreement shall be true, complete, correct, and current in all material respects.

              Consents, Waivers, Licenses, Filings, etc. The consents, approvals, authorizations, licenses, registrations, declarations or filings listed on Schedule 3.25, if any, hereto shall have been obtained or made, as the case may be.

              Third Party Consents. Except as otherwise waived by the Acquiror, all consents, permits and approvals from parties to contracts or other agreements with the Target set forth on any Schedule or Exhibit to this Agreement, including, but not limited to, the Assignable Contracts, and any other material consent, permit or approval that may be required in connection with the performance by the Target and the Shareholder of their obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the continuance of the Target's contracts or other agreements with the Surviving Corporation after the Merger shall have been obtained.

              Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that prevents consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Surviving Corporation.

              Opinion of Counsel to the Target. The Acquiror shall have been provided with the opinion of Hanson, Bridgett, Marcus, Vlahos & Rudy (the "Target's Counsel"), in form and substance as set forth in Exhibit 5.1(f) attached hereto and dated the date of the Merger.

              Approval of Counsel to Acquiror. All actions and proceedings hereunder and all documents and other papers required to be delivered by the Target or the Shareholder hereunder or in connection with the consummation of the transaction contemplated hereby and all other related matters shall have been approved by Rosenblum, Parish & Isaacs, P.C., counsel to the Acquiror (the "Acquiror's Counsel"), as to their form and substance, which approval shall not be unreasonably withheld.

              Target Records. The Target and the Shareholder shall have delivered to the Acquiror all records relating to the Target in their possession.

              Resignations of Target's Directors. The Target's directors shall have delivered to the Acquiror resignations from their positions as directors of the Target.

         5.2 Conditions Precedent to the Obligations of the Target and the Shareholder to Complete the Merger. The obligations of the Target and the Shareholder to enter into and complete the Merger are subject to the fulfillment on or prior to the Merger, of the following conditions, any one or more of which may be waived by the Target:

              (a) Representations, Warranties and Covenants. The representations, warranties and covenants of the Acquiror and the Subsidiary shall be true, complete, correct, and current in all material respects.

              (b) Title Insurance Shareholder shall receive evidence of a title insurance policy from Old Republic Title Company insuring the deed of trust which acts as security for the Guaranty in the amount of One Million Dollars ($1,000,000).

              (c) Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that prevents consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of the transaction contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Surviving Corporation.

              (d) Opinion of Counsel to the Acquiror. The Target shall have been provided with an opinion of the Acquiror's Counsel, in form and substance satisfactory to the Target and dated the date of the Merger.

              (e) Title Insurance. The Acquiror and the Subsidiary shall have delivered to Shareholder (i ) title insurance in the amount of One Million Dollars ($1,000,000) in form satisfactory to Shareholder insuring the validity of the Deed of Trust securing the Guaranty; (ii) certified resolutions of the Board of Directors and Shareholders of Touche Properties, Inc. authorizing the encumbrance of the Real Property by the Deed of Trust that secures the Guaranty; and (iii) such other documentation as Counsel to the Shareholder may reasonably request to establish that the transfer is not fraud on the creditors.

              (f) Resolutions. The Acquiror and the Subsidiary shall have delivered to the Target a copy of the resolution of their boards of directors authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                                    CLOSING

         6.1 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of the Acquiror's Counsel, 160 West Santa Clara Street, Suite 1500, San Jose, California 95113, on December 22, 1997 (the "Closing Date"). In addition to complying with the conditions set forth in Article V, the Acquiror, the Subsidiary, the Target, and the Shareholder shall deliver the following at the Closing:

              (a) Conversion of the Common Stock. The Acquiror shall deliver to the Shareholder the Cash Payment and a copy of the letter to American Stock Transfer, the Acquiror's transfer agent, which letter shall direct American Stock Transfer, to deliver the Common Stock to the Shareholder in accordance with Section 2.3(b)(ii) and 2.3(b)(iv) hereof.

              (b) Delivery of the Shares. The Shareholder shall deliver to the Acquiror the certificates representing the Shares together with stock powers, in form and substance satisfactory to the Acquiror and the Subsidiary, executed by the Shareholder transferring all right, title, and interest to the Shares to the Acquiror, free and clear of all liens and encumbrances.

              (c) Agreement of Merger; Certificate of Approval of Agreement of Merger. The Target shall deliver to the Acquiror and the Surviving Corporation a duly executed Agreement of Merger in the form attached as Exhibit 6.1(c)-1 hereto, together with a duly executed Certificate of Approval of Agreement of Merger in the form attached as Exhibit 6.1(c)-2 hereto.

                                  ARTICLE VII

                             POST-MERGER COVENANTS

         7.1 Non-Compete.

              (a) Covenants Against Competition. In consideration for the payment by Acquiror of the Cash Payment and the Common Stock on the Closing Date, the Shareholder agrees that he will not, at anytime within the five (5) year period immediately following the Merger Date, directly or indirectly engage in, or have any interest, other than an equity interest of five percent (5%) or less in any publicly traded corporation, in any person, firm, corporation, or business that engages in, in any way, the Target's business, and will not sell to or solicit any customers to which the Target is currently selling the Target's services, in any of the California counties of Alameda, Contra Costa, Irvine, Los Angeles, Marin, Napa, Orange, Riverside, San Diego, San Francisco, San Mateo, Santa Clara, Santa Cruz, Solano, Sonoma, and Ventura.

         The Shareholder further agrees not to divulge, communicate, use to the detriment of the Acquiror or the Surviving Corporation or for the benefit of any other person or persons, or misuse in anyway, any confidential information or trade secrets of the Target, including personnel information, secret processes, know-how, customer lists, recipes, formulas, or other technical data. The Shareholder acknowledges and agrees that any information or data he has acquired on any of these matters or items was received in confidence and as a fiduciary of the Acquiror.

         The foregoing covenants against competition shall terminate in the event that the Shareholder is terminated without cause (cause defined in the Employment Agreement attached as Exhibit 5.1(a) hereto), by Relocation, or by Demotion as described in Section 2.3(b)(v).

              (b) Rights and Remedies Upon Breach. If the Shareholder breaches, or threatens to commit a breach of, any of the provisions of this Section 7.1 (the "Restrictive Covenants"), the Acquiror and the Surviving Corporation shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable and shall not be affected by the provisions of Article VI, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Acquiror and the Surviving Corporation under law or in equity:

                   (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Shareholder of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Acquiror or the Surviving Corporation and that money damages will not provide adequate remedy to the Acquiror or the Surviving Corporation.

                   (ii) The right and remedy to require the Shareholder to account for and pay over to Acquiror all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by such person the result of any transactions constituting a breach of any of the Restrictive Covenants, and such person shall account for and pay over such Benefits to the Acquiror or the Surviving Corporation.

              (c) Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

              (d) Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

              (e) Termination of the Employment of the Shareholder. If the employment of the Shareholder is terminated by the Surviving Corporation without cause or as a result of a Relocation or a Demotion this Section 7.1 will terminate.

         7.2 Recording Costs. Acquiror agrees to pay all costs for the escrow and those incurred in recording the Deed of Trust securing the Guaranty and obtaining the title policy in connection with the Deed of Trust attached hereto as Exhibit 2.3(b)(ii)C.

                                  ARTICLE VIII

The Common Stock so held in escrow shall be subject to the following reduction in the number of shares: if the Target or the Shareholder become liable to the Acquiror in any amount under Article III or Article VIII, the amount of Common Stock to be delivered shall be reduced by that number of shares determined by dividing the Per-Share Value into the aggregate amount that the Target and the Shareholder are obligated to indemnify the Acquiror

                           SURVIVAL; INDEMNIFICATION

         8.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Acquiror, the Target, and the Shareholder contained in this Agreement will survive the Merger for four (4) years following the Merger Date.

         8.2 Indemnification of the Acquiror. Subject to the limitations contained in this Article VIII, the Shareholder agrees to indemnify, defend and hold harmless the Acquiror and the Surviving Corporation, and their directors, officers, shareholders, partners, employees, successors and assigns from and against any and all losses, Liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims, liens or other obligations of any nature whatsoever, other than liabilities taken into account in determining Net Equity (hereinafter individually, a "Loss" and collectively, "Losses"), which, directly or indirectly, arise out of, result from or relate to (a) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Shareholder contained in this Agreement or in any document or other papers delivered pursuant to this Agreement, (b) any liability or obligation of the Shareholder which is not a Target Debt, (c) the Shareholder's or the Target's misappropriation of trade secrets, or its infringement or alleged infringement of any patent, copyright, trademark, servicemark, or any other proprietary right of any Person, (d) any claims, acts or omissions which arise from the operations of the Target prior to the Effective Date except for
(i) the liabilities shown in the balance sheet included in the Unaudited Financial Statements, (ii) those incurred after the date of the balance sheet included in the Unaudited Financial Statements that were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate, and (iii) those disclosed in this Agreement or in disclosure statements provided by Target or the Shareholder under this Agreement, (e) any obligations of the Target for claims under ERISA, and (f) violations of the Environmental, Health and Safety Laws prior to the Effective Date. If Net Equity as of the Effective Date is calculated on the date ninety (90) days after the Effective Date to be less than two hundred ninety five thousand dollars ($295,000) as computed in a manner consistent with the Target's Unaudited Financial Statements, the Common Stock holdback shall be reduced proportionally, dollar for dollar, by the amount by which Net Equity is less than two hundred ninety-five thousand dollars ($295,000). Notwithstanding any other provision of this Agreement, the Shareholder (i) shall have no obligation hereunder to provide indemnification for the first ten thousand dollars ($10,000) of Losses (the "Shareholder's Basket Amount"), and (ii) shall have no liability for Losses from such claims if such amount is equal to or less than two hundred fifty dollars ($250) for any single item ("Immaterial Claims").

         8.3 Limitation on Indemnification of the Acquiror. Notwithstanding anything to the contrary in this Agreement, the maximum liability, expenditures and obligations of the Shareholders under this Article VIII, including claims that relate to the obligations to hold harmless, defend and indemnify the Acquiror and Surviving Corporation and expenditures incurred in connection therewith, shall not exceed the amount of cash, all amounts due under the Note, and the Common Stock (valued at the Per Share Value plus any adjustments thereto made under this Agreement) actually received by the Shareholder for his Target Common Stock. Any claims against the Shareholder under Article VIII shall solely and exclusively be asserted first against, and to the extent that the Shareholder is liable be paid out of, the Shareholder's Common Stock that is held in Escrow (valued at the Per Share Value), and only to the extent that such claims exceed the value of such the Common Stock then in Escrow shall the claims be asserted against the Shareholder and he be personally liable for such claims, to the extent provided in this Section 8.3. In no event shall any amount be claimed as an as an offset or defense to payment of the Note. Claims shall be paid out of the Common Stock Holdback only after the Acquiror and the Surviving Corporation have complied with the claims procedures set forth in this Article VIII and in the Escrow Agreement.

         8.4 Indemnification of the Shareholder. Subject to the limitations contained in this Article VIII, the Acquiror agrees to indemnify, defend and hold harmless the Shareholder from and against any and all Losses which, directly or indirectly, arise out of, result from or relate to (a) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Acquiror or the Subsidiary contained in this Agreement or in any documents or other papers delivered pursuant to this Agreement, (b) operations of the Surviving Corporation subsequent to the Effective Date, and (c) violations of the Environment, Health and Safety laws subsequent to the Effective Date. Notwithstanding any other provision of this Agreement, the Acquiror (i) shall have no obligation hereunder to provide indemnification for the first ten thousand dollars ($10,000) of Losses (the "Acquiror's Basket Amount"), and (ii) shall have no liability for any Immaterial Claims.

         8.5 Method of Asserting Claims. The party making a claim under this
Article VIII is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

              In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall, with reasonable promptness, notify in writing the Indemnifying Party of such claim or demand, specifying the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party.) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party.

              (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

              After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Article VII, the affected parties each agree to retain all Books and Records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provision of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

              (d) The Indemnification of the Acquiror by the Shareholder shall be limited to only those matters specifically provided in Section 8.3 above; the Acquiror hereby releases, discharges and acquits the Shareholder from any other damage, claim, liability, deficiency, loss, cost or expense, known or unknown incurred by the Acquiror arising out of or resulting from any other matter not specifically covered or provided in Section 8.2 above.

              (e) The Indemnification of the Shareholder by the Acquiror shall be limited to only those matters specifically provided in Section 8.2 above; the Shareholder hereby releases, discharges and acquits the Acquiror from any other damage, claim, liability, deficiency, loss, cost or expense, known or unknown incurred by the Shareholder arising out of or resulting from any other matter not specifically covered or provided in Section 8.2 above.


                                   ARTICLE IX

                                 MISCELLANEOUS

         9.1 Expenses. Each of the Parties shall pay its own expenses (including, without limitation, attorneys' and accountants' fees and out-of-pocket expenses) incidental to this Agreement and the transactions contemplated hereby.

         9.2 Further Assurances. At any time and from time to time after the Effective Date at the request of the Acquiror or the Surviving Corporation, and without further consideration, the Shareholder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as the Acquiror or the Surviving Corporation may reasonably deem necessary or desirable in order to put the Acquiror or the Surviving Corporation in actual possession and operating control of the Surviving Corporation's business and to assist the Acquiror and the Surviving Corporation in exercising all rights with respect thereto.

         9.3 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing within three (3) Business Days thereafter or sent by prepaid air courier or (b) three (3) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this
Section 8.3):

         If to the Acquiror:

                  TMCI Electronics, Inc.
                  1875 Dobbin Drive
                  San Jose, California  95133
                  Attention:  Rolando Loera

         With a copy to:

                  Rosenblum, Parish & Isaacs, P.C.
                  160 West Santa Clara Street, 15th Floor
                  San Jose, California  95113
                  Attention:  Thomas F. Chaffin, Esq.

         If to the Surviving Corporation:

                  Trinity Electronics, Inc.
                  1875 Dobbin Drive
                  San Jose, California  95133
                  Attention:  Rolando Loera

         With a copy to:

                  Rosenblum, Parish & Isaacs, P.C.
                  160 West Santa Clara Street, 15th Floor
                  San Jose, California  95113
                  Attention:  Thomas F. Chaffin, Esq.

         If to the Shareholder:

                  Patrick McQuade
                  1156 Shadle Avenue
                  Campbell, California 95008
                  Tel: 408/379-7174

         With a copy to:

                  Hanson, Bridgett, Marcus, Vlahos & Rudy
                  333 Market Street, 23rd Floor
                  San Francisco, California  94105
                  Attention:  James C. Holden, Esq.

         9.4 Publicity. No public release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Acquiror and the Target; provided, however, that either party hereto may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable efforts to advise the other party prior to making the disclosure).

         9.5 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the Parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

         9.6 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies of any parties based upon, arising out of, or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties as to which there is no inaccuracy or breach).

         9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.

         9.8 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void; however, that Acquiror may assign this Agreement without the consent of the other parties hereto to any lender to Acquiror.

         9.9 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         9.10 Counterparts. This Agreement may be executed by the parties hereto by facsimile transmission in separate counterparts, each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument. Each counterpart may constitute a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.11 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         9.12 Effect of Disclosure on Schedules. Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

         9.13 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         9.14 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

         9.15 Arbitration. The Parties agree to negotiate in good faith in an attempt to resolve any disputes or controversies arising out of or related to or affecting the subject matter of this Agreement. Any dispute arising out of or relating to or affecting the subject matter of this Agreement not resolved by negotiation shall be submitted for resolution to JAMS/Endispute ("JAMS") in the County of Santa Clara, California. The parties shall retain the right to a private trial by jury before a JAMS employee. Such employee shall be a former judge of any court of California. Such right to trial by jury shall apply only to the extent such right would apply absent this Section 9.15. Discovery and other procedural matters shall be governed as though the proceeding were an arbitration. The purpose of this Section 9.15 is to provide a mechanism to quickly and inexpensively resolve all disputes that may arise under this Agreement. Any judgment upon the award may be confirmed and entered in any court having jurisdiction thereof. The arbitrator(s) shall be required to, in all determinations, apply California law. The arbitrator(s) are not afforded the jurisdiction to provide and order any provisional remedies, including, without limitation, injunctive relief. The Acquiror and the Shareholder shall divide evenly between themselves all reasonably anticipated fees and other expenses associated with such arbitration, before submitting any such matter to arbitration, and each shall make any and all reasonably anticipated payments in equal proportion to the other party, before submitting any such matter to arbitration. The parties stipulate that the JAMS employee may be appointed as a judge pro tempore of the Superior Court of Santa Clara County if required to carry out the terms of this provision.


        [The remainder of this page has been left blank intentionally.]

                             AUTHORIZED SIGNATURES

         IN WITNESS WHEREOF, the parties or their duly authorized representatives have executed this Agreement as of the date first above written.


TMCI ELECTRONICS, INC.                      TRINITY ELECTRONICS, Inc.


/s/ ROLANDO LOERA                           /s/ PATRICK MCQUADE
-----------------                           -------------------
Rolando Loera,                              Patrick McQuade,
President and                               President and
Chief Executive Officer                     Chief Executive Officer


TMCI/TRINITY ACQUISITION CORP.              SHAREHOLDER


/s/ ROLANDO LOERA                           /s/ PATRICK MCQUADE
-----------------                           -------------------
Rolando Loera,                              Patrick McQuade
Chief Executive Officer